UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 10, 2011 (June 8, 2011)

AVAYA INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-15951	22-3713430
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

211 Mount Airy Road Basking Ridge, New Jersey	07920
(Address of Principal Executive Office)	(Zip Code)

Registrant’s telephone number, including area code: (908) 953-6000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Avaya Inc. (the “Company”) is a party to a Credit Agreement, dated as of October 26, 2007, by and among the Company, as parent borrower, the several subsidiary borrowers party thereto, Avaya Holdings Corp. (f/k/a Sierra Holdings Corp.), Citicorp USA, Inc., as administrative agent and swing line lender, Citibank, N.A., as L/C Issuer, and the other lenders party thereto (the “ABL Facility”).

The ABL Facility provides senior secured revolving financing, including borrowing capacity for the issuance of letters of credit, of up to $335 million, subject to availability under a borrowing base. Borrowings under the ABL Facility are due and payable on October 25, 2013. At March 31, 2011, there were no borrowings under the ABL Facility and $72 million of letters of credit issued in the ordinary course of business under the ABL Facility, resulting in remaining availability of $205 million.

Effective June 8, 2011, the Company received commitments (subject to customary closing conditions) from certain existing lenders and other financial institutions to either extend the final maturity of the entire aggregate principal amount of the commitments under the ABL Facility to October 2016 or to provide a replacement senior secured multi-currency asset-based revolving credit facility that will mature in October 2016 in the same aggregate principal amount with the same interest rates and fees and having substantially the same terms as the ABL Facility.

The Company is party to an Amended and Restated Credit Agreement, dated as of February 11, 2011, by and among the Company, as borrower, Citibank, N.A., as administrative agent, and the other lenders party thereto (the “Cash Flow Facility”).

The Cash Flow Facility consists of (a) a senior secured multi-currency revolver allowing for borrowings of up to $200 million, and (b) senior secured term loans, of which $3,643 million of remaining face value was outstanding as of March 31, 2011, consisting of $1,457 million senior secured term B-1 loans and $2,186 million senior secured term B-3 loans. The senior secured multi-currency revolver under the Cash Flow Facility includes borrowing capacity available for letters of credit and swingline loans and is available in Euros in addition to dollars. As of March 31, 2011, there were no amounts outstanding under the senior secured multi-currency revolver.

Effective June 8, 2011, the Company has received commitments (subject to customary closing conditions) from certain existing lenders and other financial institutions to either extend the final maturity of the entire aggregate principal amount of the commitments under the senior secured multi-currency revolver under the Cash Flow Facility to October 2016 or to provide new revolving credit commitments under the Cash Flow Facility that will mature in October 2016 in the same aggregate principal amount with the same interest rates and fees and having substantially the same terms as the Company’s existing senior secured multi-currency revolver.

This current report on Form 8-K contains “forward-looking statements.” All statements other than statements of historical fact are “forward-looking” statements for purposes of the U.S. federal and state securities laws. These statements may be identified by the use of forward looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should” or “will” or the negative thereof or other variations thereon or comparable terminology. We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These factors, including those discussed in the Company’s Form 10-Q for the quarter ended March 31, 2011, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. For a further list and description of such risks and uncertainties, please refer to the Company’s filings with the SEC that are available at www.sec.gov. We caution you that the list of important factors included in the Company’s SEC filings may not contain all of the material factors that are important to you. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this report may not in fact occur. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVAYA INC.

Date: June 10, 2011	By:	/s/ Anthony J. Massetti
Name: Anthony J. Massetti
Title: Chief Financial Officer